Exhibit 10.1

QBSG LIMITED

PROFESSIONAL DIVERSITY NETWORK, INC

KOALA MALTA LIMITED

PROFIT PARTICIPATION AGREEMENT

THIS AGREEMENT is made this the 5th day of December 2024 (the “Agreement”),

BETWEEN:

(1)

QBSG LIMITED, a private limited liability company registered in Malta, bearing company registration number C 97348 and whose registered address is at Dragonara Business Centre, 5th Floor, Dragonara Road, San Giljan STJ 3141, Malta (the "Company");

(2)

PROFESSIONAL DIVERSITY NETWORK, INC, a public company listed on the NASDAQ market (trading symbol: IPDN) incorporated under the laws of the State of Delaware with company tax number 80-0900177 and company registration number 5102968 and having its principal executive office situated at 55 East Monroe Street, Suite 2120, Chicago, Illinois 60603, USA (“PDN”);

(3)

KOALA MALTA LIMITED, a private limited liability company registered in Malta, bearing company registration number C 94406 and whose registered address is at Dragonara Business Centre, 5th Floor, Dragonara Road, San Giljan STJ 3141, Malta (“Koala Malta”)

The Company, PDN and Koala Malta are hereinafter individually referred to as a “Party”, and collectively referred to as the “Parties”.

WHEREAS:

A.	The Company is in possession of a class 4 VFAA license issued by the Malta Financial Services Authority in terms of the Virtual Financial Assets Act, Chapter 590 of the laws of Malta;

B.

Koala Malta is the holder of 664,300 ordinary shares of a nominal value of €1.00 each share in the issued share capital of the Company, each share fully paid up, eqivalent to 91% of the Company’s issued share capital and economic rights within the Company;

C.

PDN is the holder of 65,700 ordinary shares of a nominal value of €1.00 each share in the issued share capital of the Company, each share fully paid up, equivalent to 9% of the Company’s issued share capital and economic rights with the Company;

D.	Currently, any dividends or other distributions which may be declared and paid by the Company to its shareholders would be paid as to 91% to Koala Malta and as to 9% to PDN;

E.

Subject to the terms and conditions of this Agreement, Koala Malta wishes to forego its right to receive 6% of all distributions and dividends which may be declared and / or distributed by the Company on an annual basis in terms of applicable law to PDN, and PDN wish to receive such additional rights to participate in the diviends or other distributions of the Company (the “Transaction”);

F.

The Company submitted a notification to the Malta Financial Services Authority dated 31st October 2024 in connection with the Transaction generally in terms of R3-2.3.4.4.1(ix) of the Virtual Financial Assets Rulebook (the “Notification”);

G.	The Parties have therefore agreed to enter into this Agreement in order to achieve their respective objectives and regulate the subject matter hereof.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless the context requires otherwise, references in this Agreement to:

(a)	any of the masculine, feminine and neuter genders shall include other genders;

(b)	the singular shall include the plural and vice versa;

(c)	the headings in this Agreement are inserted for convenience only and shall not affect interpreration.

2.	PROFIT PARTICIPATION

2.1

Koala Malta hereby unequivocally and irrevocably foregoes and relinquishes, in favour of PDN which accepts and acquires, its right to receive 6% of all distributions and dividends which may be declared and / distributed by the Company on an annual basis in terms of applicable law, together with all rights, title and interest attaching thereto, including the right to receive payment thereof (the “Profit Participation”): Provided that in no event shall the terms of this clause 2.1 and this Agreement be deemed or construed to be a transfer or assignment of any shares in the issued share capital of the Company and in no event shall the Transaction have any impact on the beneficial ownership structure, voting rights and / or control of the Company.

2.2

Koala Malta warrants that it has the right, power and authority to relinquish the Profit Participation to PDN. In the event of any future change in applicable law or regulation which may render the Profit Participation, as set out in terms of this Agreement unlawful, the Parties agree and undertake to use their best endeavours to take all such action in order to give effect to the terms and conditions of this Agreement to the fullest extent legally possible.

2.3

Accordingly, it is agreed and accepted that further to the relinquishment of the Profit Participation as set out in clause 2.1 above, for as long as the share capital structure of the Company remain as is immediately prior to the execution of this Agreement, PDN shall have the right to receive 15% of all of all distributions and dividends which may be declared and / distributed by the Company on an annual basis in terms of applicable law, while Koala Malta shall have the right to receive 85% of such distributions and dividends.

2.4	Koala Malta hereby accepts and undertakes that, for the duration of this Agreement:

i.	It shall maintain a free and unencumbered shareholding in the issued share capital of the Company of at least 6%;
ii.

Without prejudice to the provisions of (i) above, in the event that it proposes to sell, transfer or encumber its shareholding in the Company, notwithstanding the provision of any other agreement which may be in effect between the Parties, such sale, transfer or granting of any encumbrance shall not be rendered effective and completed unless and until such third party transferee or security taker has been notified in writing of the terms and conditions of this Agreement.

2.5	The Company hereby consents to and acknowledges the provfaisions of this clause 2 and undertakes to give effect to the terms and provisions hereof.

3.	CONSIDERATION

3.1	The consideration for the relinquishment of the Profit Participation shall be US$1,200,000 (the “Consideration”). The Consideration shall be paid and satisfied, on the date hereof, as follows:

(i)	An amount of US$ 700,000 shall be paid by PDN in favour of Koala Malta in immediately available funds, to a bank account to be indicated by Koala Malta in writing; and

(ii)

An amount of US$ 500,000 shall be paid by PDN in favour of Koala Malta by means of the issuance and allotment of 1,136,363 shares of PDN common stock having a price of US$ 0.44 per share in the share capital of PDN, credited as fully paid (the “Consideration Shares”).

3.2	In connection with the Consideration Shares, PDN hereby acknowledges and agrees to the following:

(a)	Each certificate representing Consideration Shares issued to Koala Malta shall be stamped or otherwise imprinted with a legend in substantially the following form:

i.

“The shares of Common Stock represented by this certificate have not been registered under the U.S Securities Act of 1933, as amended (the “Securities Act”), or any other securities law. No transfer of the shares represented by this certificate shall be valid or effective unless (a) such transfer is made pursuant to an effective registration statement under the Securities Act and in compliance with any applicable securities law, or (b) the Holder shall deliver to the Company an opinion of counsel in form and substance reasonably acceptable to the Company that such proposed transfer is xempt from the registration requirements of the Securities Act and of any applicable secuities laws, whether pursuant to the provisions of Regulation S promulgated under the Securities Act or otherwise. Hedging tranactions involving shares of the Common Stock of the Company are prohibited, unless such transactions are conducted in compliance with the Securities Act.”

(b)

Koala Malta will not resell any of the Consideration Shares except (i) in accordance with the provisions of Regulation S, (ii) pursuant to registration under the Securities Act, or (ii) pursuant to an available exemption from registration.

(c)	Koala Malta will not engage in hedging transactions with regard to the Consideration Shares unless such transactions are conducted in compliance with the Securities Act.

4.	AMENDMENT AND RESTATEMENT OF SHAREHOLDERS’ AGREEMENT

4.1

It is acknowledged that simultaneously with the execution of this Agreement, the Parties are executing an amended and restated version of the shareholders’ agreement entered into by the Parties and dated 27th September 2022, such that, with effect from the date hereof, it shall be read and construed for all purposes as set out in Schedule 1 of this Agreement.

5.	MATERIAL ADVERSE FINDING AND CONDITION SUBSEQUENT

5.1

The Parties acknowlesge and agree that, notwithstanding the execution and closing of this Agreement on the date hereof, the completion of the due diligence exercise on QBSG (the “Due Diligence”) is ongoing and remains subject to final review by PDN (the “Reviewing Party”).

5.2	In the event that the Due Diligence uncovers any material adverse finding that:

(a)	Was not disclosed or otherwise known to the Reviewing Party prior to the execution of this Agreement; and

(b)	Would have a material adverse effect on the value, operations or financial poition of QBSG,

the Reviewing Party shall notify Koala Malta (the “Notified Party”) of such finding in writing, providing reasonable details.

5.3

The Notified Party shall bear all costs, expenses, and liabilities associated with the remediation of the material adverse finding to the satisfaction of the Reviewing Party. Such remediation shall be undertaken promptly and in good faith, and in any event, within 30 days of receiving the notice.

5.4	If the Notified Party fails to remediate the material adverse finding within the agreed timeframe, the Reviewing Party shall have the right, at its sole discretion, to:

(a) rescind this Agreement without liability; or

(b) negotiate an adjustment to the terms of this Agreement to reflect the impact of the material adverse finding.

5.5

The Notified Party shall indemnify and hold harmless the Reviewing Party from and against any and all losses, damages, costs, expenses (including legal and professional fees), and liabilities, whether direct, indirect, or contingent, arising out of or in connection with:

(a)	the material adverse finding;

(b)	the failure to disclose such finding prior to the execution of this Agreement; or

(c)	the failure to remediate such finding in a timely and satisfactory manner.

5.6	The obligations under this clause shall survive the execution and closing of this Agreement and remain enforceable until all material adverse findings, if any, have been fully remediated.

5.7

Without prejudice to the above and to any other provision of this Agreement, it is agreed and accepted that if, at any time following the execution of this Agreement, PDN receives feedback from the Malta Financial Services Authority on the Transaction following submission of the Notification that is not to its reasonable satisfaction, PDN shall have the right, at its sole discretion, to terminate this Agreement by way of notice in writing to the other Parties. In the event of the termination of this Agreement in terms of this clause 5.7, Koala Malta shall return the Consideration in full to PDN forthwith following the termination of the Agreement.

6.	NOTICES

All notices and other communications shall be sent by registered mail or transmitted by electronic mail as follows:

If to the Company:

Attention:	Mingrui Xu
Address:	Dragonara Business Centre, 5th Floor, Dragonara Road, San Giljan STJ 3141, Malta
E-mail:	raymond@koalaplatform.com

If to PDN:

Attention:	Adam He
Address:	55 East Monroe Street, Suite 2120, Chicago, IL 60603
E-mail:	adamhe@ipdn.com

If to Koala Malta:

Attention:	Mingrui Xu
Address:	Dragonara Business Centre, 5th Floor, Dragonara Road, San Giljan STJ 3141, Malta
E-mail:	raymond@koalaplatform.com

7.	CONFIDENTIALITY

The Parties agree that they will not at any time hereinafter disclose or communicate to any person the contents of this Agreement. It is agreed that there shall be no restriction on any such disclosure or communication to the Parties’ legal and professional advisors and / or where such disclosure or communication is required by law or regulation. Notwithstanding the provisions of this clause 6, it is agreed and accepted that the Company may disclose this Agreement to any third party prior to subscription or acquisition of shares by same in the Company, to the extent that the third party so requests.

8.	DURATION

8.1	Without prejudice to any other provision of this Agreement, this Agreement shall continue in full force and effect until the earliest of the following dates:

8.1.1.	the express written agreement of PDN and Koala Malta that this Agreement should cease; or

8.1.2.	the completion of the dissolution and winding up of the Company; or

8.1.3.	in relation to Koala Malta, when it ceases to hold at least 6% of issued share capital of the Company; or

8.1.4	in relation to PDN,when it ceases to be a shareholder of the Company;

provided that nothing in this Agreement shall operate so as to prejudice any rights which one Party may have against another and which may have accrued before the date of expiration or termination of this Agreement.

8.2	Following the termination or expiration of this Agrement, the provisions of clauses 7, 14 and 15 shall continue to apply.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute one and the same instrument.

10.	WAIVER

The failure of a Party to enforce or to exercise, at any time or for any period of time, any term of or any right arising under or pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right and shall in no way affect that Party’s right to enforce or exercise it later.

11.	MISCELLANEOUS

11.1

Each of the Parties are delivering to the other Parties an extract or a certified true copy of the resolutions in writing signed by the board of directors of the relevant Party, or the minutes of a meeting of the board of directors of the relevant Party, approving this Agreement and any other document to be entered into as a result thereof.

11.2	Save as expressly set out herein, neither Party has relied on the warranty, or representation of any other Party to induce it to enter into this Agreement.

11.3	No purported variation of this Agreement shall be effective unless made in writing and signed by each Party and specifically referring to this Agreement.

11.4

Koala Malta and the Company shall not be entitled to assign this Agreement or any of its rights or obligations contained in this Agreement. There shall be no restriction on the assignment by PDN of any of its rights or obligations in terms of this Agreement.

12.	FURTHER ASSURANCE

Each Party shall co-operate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

13.	COSTS & TAXES

Each of the Parties shall bear its own costs relating to the preparation and completion of this Agreement and all other documents referred to in it.

14.	SEVERABILITY

If any Part of this Agreement is found by a court of competent jurisdiction or other competent authority to be invalid or unenforceable then such part will be severed from the remainder of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

15.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

15.1	This Agreement shall be governed by and construed in accordance with Maltese law.

15.2

The Maltese courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the Parties agree to submit to the exclusive jurisdiction of the Maltese courts.

[Execution page follows]

EXECUTION PAGE